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                                                                     EXHIBIT 11


                   AURORA ELECTRONICS, INC. AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)
                                  (Unaudited)

                                                             Three Months Ended
                                                      ----------------------------------
                                                      December 29,          December 31,
                                                          1996                  1995
                                                      ------------          ------------
Net loss available to common stockholders                 ($3,016)             $  104
                                                          =======              ======

Adjusted Number of Common Shares

Weighted average shares outstanding                         5,743               7,923

Incremental shares for exercise of stock
options and warrants and common stock
issuable                                                      530               2,074
                                                          -------              ------

Adjusted number of common shares                            6,273               9,997
                                                          =======              ======

Net loss per common share                                  ($0.48)              $0.01
                                                          =======              ======